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                                                                     EXHIBIT 4.7

                      MERRILL LYNCH MORTGAGE LENDING, INC.
                           One World Financial Center
                                250 Vesey Street
                                   North Tower
                            New York, New York 12028


                                December 12, 2001


VENTAS REALTY, LIMITED PARTNERSHIP
VENTAS FINANCE I, LLC
c/o Ventas, Inc.
4360 Brownsboro Road
Suite 115
Louisville, Kentucky 40207-1642


         Re:   Master Lease Agreement, dated as of the date hereof (the "Master
                                                                         ------
               Lease"), among Ventas Finance I, LLC ("Borrower") and Kindred
               -----                                  --------
               Healthcare, Inc. and Kindred Healthcare Operating, Inc.
               (collectively, "Tenant")
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Ladies and Gentlemen:

     Reference is made to the above referenced Master Lease pursuant to which Borrower (as successor-in-interest toVentas Realty, Limited Partnership ("VRLP")) has leased to Tenant certain skilled nursing facilities more
  ----
particularly described on Schedule A attached hereto (collectively, the
                          ----------
"Properties"). Capitalized terms used but not otherwise defined herein shall
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have the respective meanings given thereto in the Master Lease.

     Pursuant to the terms of a Loan and Security Agreement, dated as of the date hereof (the "Loan Agreement"), between Borrower, and Merrill Lynch Mortgage
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Lending, Inc. (together with its successors and assigns, "Lender"), Lender
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intends to make a loan to Borrower on the date hereof in the original principal amount of $225,000,000 (the "Loan"), which is to be secured, in part, by first
                             ----
mortgages, deeds of trust or deeds to secure debt (collectively, the "Mortgages"), as the case may be, on each of the Properties. The Loan Agreement,
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the Mortgages and any and all other documents and agreements evidencing and securing the Loan shall be collectively referred to herein as the "Loan
                                                                   ----
Documents". Simultaneously with the closing of the Loan, Lender will transfer
---------
the Loan to LaSalle Bank National Association, as trustee (the "Trustee"),
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pursuant to a Trust and Servicing Agreement entered into on the date hereof in connection with the Securitization (as defined in the Loan Agreement) of the Loan.

     VRLP and Tenant have previously entered into that certain Amended and Restated Master Lease Agreement No. 1, dated as of April 20, 2001 (as amended or modified, the "Original Master Lease"). Contemporaneously herewith, pursuant to
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a Lease Severance and Amendment Agreement, dated as of the date, hereof, VRLP and Tenant agreed to sever the Original Master Lease into two (2) leases; one of which is the Master Lease.

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          Pursuant to the terms and conditions of Section 3.2 of the Master
Lease, during the one-year period commencing on July 19, 2006 and ending on July 18, 2007, Borrower, as landlord, has the option (the "Reset Option") to reset
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the Base Rent, Current Rent and Accrued Rent payable under the Master Lease to the Fair Market Rental rate for the balance of the Term (including, without limitation, any Extended Terms). However, under Section 3.2(g) of the Master Lease, VRLP, as landlord under the Original Master Lease, has the exclusive authority to exercise the Reset Option on Borrower's behalf with respect to the Properties (together with the properties under the Original Master Lease), and the rights of Borrower, as landlord under the Master Lease, must be exercised consistently and simultaneously with such exercise by VRLP, as landlord under the Original Master Lease.

          Lender, as a condition and material inducement to making the Loan to Borrower on the date hereof, has requested that VRLP and Borrower execute and deliver this letter agreement (this "Agreement") to Lender. Now, therefore, in
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consideration of the foregoing, the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, VRLP and Borrower hereby covenant and agree as follows:

     1. Notwithstanding anything to the contrary contained in the Master Lease or the Original Master Lease, for so long as the Loan remains outstanding, (a) VRLP will not exercise, or attempt to exercise, the Reset Option on behalf of Borrower, as landlord under the Master Lease, and (b) Borrower will not exercise, or attempt to exercise, the Reset Option, or consent to or approve any such exercise or attempted exercise of the Reset Option by VRLP, in each case, without Lender's prior written consent (which may be granted or withheld in Lender's sole discretion), if the exercise of such Reset Option would result in a net reduction in the aggregate Base Rent payable under the Master Lease for all of the Properties then remaining as security for the Loan. Nothing contained in this letter shall, however, prevent or restrict VRLP or Borrower from taking any of the actions that are contemplated to be taken under the Master Lease and the Original Master Lease prior to the actual exercise of the Reset Option pursuant to Section 3.2(e), such as sending a Reset Proposal Notice (as defined in the Master Lease) and obtaining appraisals of the Fair Market Rental (as defined in the Master Lease) applicable to the Properties.

     2. This Agreement may be executed in two (2) or more counterparts each of which shall be an original but all of which taken together shall constitute one and the same agreement.

     3. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     4. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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     Kindly indicate your acknowledgement and agreement with all of the terms, covenants and conditions hereof, by executing and returning a copy of this Agreement to the undersigned.

                                Very truly yours,

                                MERRILL LYNCH MORTGAGE
                                LENDING, INC.

                                By: /s/ Christopher M. Haynes
                                    ---------------------------------
                                    Name: Christopher M. Haynes
                                    Its: Vice President

Acknowledged and agreed to
as of the date first above written:

VRLP:

VENTAS REALTY, LIMITED PARTNERSHIP

By: Ventas, Inc.,
    its general partner

By: /s/ T. Richard Riney
    -----------------------------------
    Name: T. Richard Riney
    Its: Executive Vice President

BORROWER:

VENTAS FINANCE I, LLC

By: /s/ T. Richard Riney
    -----------------------------------
    Name: T. Richard Riney
    Its: Executive Vice President

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